Exhibit 10.a.(xvi)

January 23, 1995



Alexander & Baldwin, Inc.
A&B-Hawaii, Inc.
822 Bishop Street
Honolulu, Hawaii 96801

Ladies and Gentlemen:

     Reference is made to the note agreement dated as of (i) December 20, 1990, (the "1990 Agreement") among Alexander & Baldwin, Inc., A&B-Hawaii, Inc. (together, the "Issuers") and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Issuers issued and sold, and Prudential purchased, the Issuers' 9.05% Senior Notes due December 15, 1999 in original principal amount of $50,000,000 and (ii) June 4, 1993 (the "1993 Agreement;" the 1990 Agreement and the 1993 Agreement are together referred to as the "Agreements") among the Issuers and Prudential, pursuant to which the Issuers issued and sold, and Prudential purchased, the Issuers' 6.23% Senior Notes due December 15, 1997 and Serial Senior Notes due June 30, 1999-2007 in the aggregate original principal amount of $75,000,000. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the applicable Agreement.

     At the request of the Issuers and pursuant to paragraph 11C of each Agreement, Prudential agrees to amend each Agreement as follows:

     1. Amend subclause clause (vi) of Section 6B(l) in its entirety as follows:

          "(vi) Liens securing Debt of a type other than as set forth in the foregoing clauses (i) - (v); provided, however, that at no time shall
          (A) the aggregate principal amount of all Debt outstanding that is secured by such Liens, together with the aggregate amount of all Debt Guaranteed as described in clause (i)(B) of Section 6B(9), exceed the sum of (1) $15,000,000 plus (2) 20% of A&B-Hawaii's Consolidated Tangible Net Worth and (B) there exist any Lien of any kind on more than a majority of the issued and outstanding shares of the Voting Stock of either Matson or C&H or their respective Subsidiaries;"

     2.   Amend clause (i) of Section 6B(9) in its entirety as follows:

          "(i) either Company or both Companies or any of their respective Subsidiaries (except Matson and its Subsidiaries) may Guarantee Debt of (A) C&H under either its commercial paper program and/or its unsecured revolving credit facility with First Hawaiian Bank, Bank of America, Bank of New York and other banks (or any replacement or successor facility on substantially the same terms and conditions) that support such commercial paper program in an aggregate amount not to exceed $100,000,000 at any time; and (B) any third party; provided, however, that Guarantees of third party Debt shall be deemed Liens subject to Section 6B(l)(vi) above and shall be permitted only to the extent that the principal amount of the third party Debt so Guaranteed, together with the principal amount of Debt then outstanding that is secured by Liens then permitted by
          Section 6B(l)(vi), do not exceed the amount permitted by such
          Section 6B(l)(vi),"

     The Issuers represent and warrant that (i) after giving effect hereto, no Default or Event of Default shall exist and (ii) all consents, notices, waivers and other actions by, to or of the Issuers' other lenders that are necessary in connection with the foregoing matter have been made or obtained.

     This letter supersedes Prudential's letter to you regarding this subject matter dated November 1, 1994, which earlier letter is null and void. Other than as expressly amended herein, the Agreement continues unmodified and in full force and effect. Please sign a counterpart hereof and return it to the undersigned, whereupon it shall become an amendment to each of the Agreements, amending, effective November 1, 1994, each of the 1990 Agreement and the 1993 Agreement in the manner and to the extent set forth herein.

Very truly yours,

The Prudential Insurance Company of America
By /s/ Raymond G. Kennedy
   Second Vice President



Acknowledged and Agreed to:

Alexander & Baldwin, Inc.
By /s/ G. S. Holaday
Its Vice President

A&B-Hawaii, Inc.
By /s/ G. S. Holaday
Its Sr. Vice President